30th September, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Highpower International, Inc.

Commissioners:

We have read the statements made by Highpower International, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Highpower International, Inc. dated 30th September, 2011. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

/s/ Dominic K. F. Chan & Co.
Dominic K. F. Chan & Co.
Certified Public Accountants

Hong Kong, 30th September, 2011